Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into this 29th day of September, 2003, by and between Alaska Freightways, Inc., a Nevada corporation (the “Nevada Entity”), and Hythiam, Inc., a Delaware corporation (the “Delaware Entity”) (each of the Nevada Entity and the Delaware Entity shall be referred to herein as a “Party,” and collectively as the “Parties”).

R E C I T A L S

A.            The Nevada Entity is a corporation duly organized and validly existing under the Nevada Revised Statutes (the “NRS”).

B.            The Delaware Entity is a corporation duly organized and validly existing under the General Corporation Laws of the State of Delaware (the “DGCL”).

C.            The Delaware Entity was formed by the Nevada Entity for the purpose of reincorporating the Nevada Entity as a Delaware corporation by merging the Nevada Entity with and into the Delaware Entity (the “Merger”).

D.            As of the date of this Agreement, no shares of stock of the Delaware Entity have been issued.

E.             The stockholders (the “Stockholders”) holding a majority of the issued and outstanding shares of common stock of the Nevada Entity and the Board of Directors of the Nevada Entity have, by written consent, duly ratified, confirmed approved and adopted the transactions contemplated by the Merger upon the terms and subject to the conditions of this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, on the terms and subject to the conditions set forth in this Agreement, the Parties to this Agreement hereby agree as follows:

1.             Merger.  Effective as of and at the Effective Date (as defined herein), the Nevada Entity shall be merged with and into the Delaware Entity pursuant to the terms and subject to the conditions set forth herein.

2.             Filing of Agreement of Merger and Certificates of Approval; Effective Date.

2.1           On the Effective Date of the Merger (as hereinafter defined), the Parties agree to cause the Merger to be consummated by the action of the Delaware Entity filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) an original executed Certificate of Merger in accordance with Section 264 of the DGCL.

2.2           On the Closing Date, the Parties shall file such other documents with the Delaware Secretary of State as may be required by the provisions of the DGCL and as are necessary to cause the Merger to become effective.  The date on which the Merger shall become effective is the date when said Certificate of Merger is so filed with the Delaware Secretary of State (the “Effective Date”).

3.             Separate Existence.  The separate existence of the Nevada Entity shall cease as of the Effective Date.

4.             Surviving Corporation.  The Delaware Entity (sometimes referred to herein as the “Surviving Corporation”) shall survive the Merger and will continue to carry on its business after the Effective Date as a Delaware corporation under the name, “Hythiam, Inc.”

5.             Surviving Corporation Certificate of Incorporation and Bylaws.

5.1           The Certificate of Incorporation of the Delaware Entity in effect immediately prior to the Effective Date shall be the Certificate of Incorporation of the Surviving Corporation after the Merger and shall continue in full force and effect without further change or amendment until thereafter amended in accordance with the provisions thereof and applicable law.

5.2           The Bylaws of the Delaware Entity in effect immediately prior to the Effective Date shall constitute the bylaws of the Surviving Corporation without change or amendment until thereafter amended in accordance with the provisions thereof and applicable law.

6.             Successor Entity.  At the Effective Date, the Delaware Entity shall succeed to and possess all the rights, privileges, powers and franchises of a public or private nature of the Nevada Entity; and all the rights, privileges, powers and franchises of the Nevada Entity, and all property, real, personal and mixed, and all debts due to the Nevada Entity on whatever account, shall be vested in the Delaware Entity; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Delaware Entity as the same were of the Nevada Entity, and the title to any real estate vested by deed or otherwise shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and liens upon any property of the Nevada Entity shall be preserved unimpaired; provided, however, that such liens upon property of the Nevada Entity will be limited to the property affected thereby immediately prior to the Merger.  All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of the Nevada Entity and its officers and agents which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approval and authorizations of the Delaware Entity and its stockholders, board of directors and committees thereof, and shall be as effective and binding thereon as the same were with respect to the Nevada Entity.

7.             Conversion of Shares.

7.1           Conversion of Stock.  At the Effective Date, by virtue of the Merger and without any action on the part of the holders of any outstanding shares of capital stock or other securities of the Nevada Entity, each share of Common Stock of the Nevada Entity, par value $0.001 per share (“Nevada Common Stock”), issued and outstanding or held in treasury immediately prior to the Effective Date shall be converted into one (1) fully paid and non-assessable share of Common Stock, par value $0.0001 per share, of the Delaware Entity (“Delaware Common Stock”), except for those shares, if any, of Nevada Common Stock with respect to which the holders thereof duly, properly and timely exercise their dissenters’ rights under Nevada state law.  Upon the Effective Date, by virtue of the Merger and without any action on the part of the holders of any outstanding shares of capital stock or other securities of the Nevada Entity, each certificate which, immediately prior to the Effective Date represented a share or shares of Nevada Common Stock shall represent the same number of shares of Delaware Common Stock.

7.2           Extinguished Stock.  Upon the Effective Date, each share of Delaware Common Stock, Delaware Preferred Stock or Nevada Preferred Stock issued and outstanding immediately prior to the Merger, if any, shall, by virtue of the Merger and without any action by the holder thereof , the Nevada Entity or the Delaware Entity, cease to be outstanding, and shall be canceled and returned to the status of authorized but unissued shares and any holder of certificates which immediately prior to the Effective Date represented such shares of Delaware Common Stock, Delaware Preferred Stock shall thereafter cease to have any rights with respect to such shares.

7.3           Option Plans and Warrants.

(a)           Upon the Effective Date, each outstanding and unexercised warrant, option or other right to purchase Nevada Common Stock, except Nevada Preferred Stock, shall become an option or right to purchase Delaware Common Stock on the basis of one (1) share of Delaware Common Stock for each one (1) shares of Nevada Common Stock issuable pursuant to such option or stock purchase right, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such Nevada option or stock purchase right on the Effective Date.  There are no options or stock purchase rights for or securities convertible into Nevada Preferred Stock.

(b)           A number of shares of Delaware Common Stock shall be reserved for issuance upon the exercise of options, stock purchase rights and convertible securities equal to the number of shares of Nevada Common Stock so reserved immediately prior to the Effective Date.

8.             No Fractional Shares.  No fractional shares of the Delaware Entity’s Common Stock will be issued in the Merger.

9.             Further Assurances.  Each Party to this Agreement hereby covenants and agrees that it will use its respective best efforts to cause the conditions set forth herein to be satisfied on or before the Effective Date.  Each Party to this Agreement shall execute, acknowledge and deliver such agreements, documents, instruments and other writings, and otherwise do all such acts and things, as the other Parties may reasonably require in order to carry out and effectuate the purposes of this Agreement and the transactions contemplated hereby.

10.           Modification and Waiver.

No supplement, modification, waiver or termination of this Agreement or any provisions hereof shall be binding unless executed in writing by all Parties hereto.

11.           Successors and Assigns.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

12.           Execution.

The Parties and individuals executing this Agreement represent and warrant that they have the necessary authority to do so.  This Agreement will be binding and effective as of the Effective Date.

13.           Applicable Law.

This Agreement will be construed, performed and enforced in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ALASKA FREIGHTWAYS, INC., a Nevada corporation

By:
Terren S. Peizer
Chairman and Chief Executive Officer

HYTHIAM, INC., a Delaware corporation

By:
Terren S. Peizer
Chairman and Chief Executive Officer